EXHIBIT 99

DEAN HOLDING COMPANY

CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

(In thousands)

March 31, 2012
Assets
Current assets:
Cash and cash equivalents	$10,823
Receivables, net	313,985
Inventories	128,030
Deferred income taxes	22,852
Prepaid expenses and other current assets	6,528

Total current assets	482,218
Property, plant and equipment, net	514,234
Goodwill	46,428
Identifiable intangible and other assets, net	185,372

Total	$1,228,252

Liabilities and Parent’s Net Investment
Current liabilities:
Accounts payable and accrued expenses	$217,665
Current portion of debt	10

Total current liabilities	217,675
Long-term debt	229,417
Deferred income taxes	103,770
Other long-term liabilities	45,008
Parent’s net investment:
Parent’s net investment	635,477
Accumulated other comprehensive loss	(3,095)

Total parent’s net investment	632,382

Total	$1,228,252

DEAN HOLDING COMPANY

CONSOLIDATED OPERATING INFORMATION

(Unaudited)

(In thousands)

Three Months Ended March 31, 2012
Net sales	$1,035,336
Cost of sales	810,230

Gross profit	225,106
Operating costs and expenses:
Selling and distribution	157,305
General and administrative	13,391
Amortization of intangibles	300

Total operating costs and expenses	170,996

Operating income	54,110
Other expense:
Interest expense	2,862
Other expense, net	30,012

Total other expense	32,874

Income before income taxes	21,236
Income taxes	7,843

Net income	$13,393

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